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                          Agreement of Granges, Inc.
                          --------------------------

     This Agreement relates to the offering ("Offering") by Atlas Corporation ("Atlas") of up to $15,000,000 of special debenture warrants (the "Special Warrants") which may, under certain circumstances, be exercised for the purchase of exchangeable debentures of Atlas in principal amount of up to $16,500,000 (the "Debentures"), which in turn (as to principal) may, under certain circumstances, be exchanged for, redeemed for, or paid in common shares of Granges Inc. ("Granges") owned by Atlas (the "Granges Shares"). Pursuant to an underwriting agreement to be dated October 25, 1995 (the "Underwriting Agreement") between Atlas, Yorkton Securities Inc. ("Yorkton") and First Marathon Securities Ltd. ("First Marathon"), Atlas proposes to undertake certain obligations that will require the cooperation of Granges. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, Granges hereby covenants with Atlas, Yorkton and First Marathon as follows:


          Granges will, as soon as reasonably practicable after the closing of the Offering, file a registration statement (the "Registration Statement") under the United States Securities Act of 1933, as amended, registering for resale the Granges Shares, and shall also file all required filings with state securities or "blue sky" administrators in the states where the holders of the Granges Shares propose to offer and sell the Granges Shares (the "Blue Sky Filings").

          Granges will use its best efforts to cause the Registration Statement and the Blue Sky Filings to become effective (collectively, the "Registration Statements") on or before February 9, 1996 (the "Registration Deadline"). If the Registration Requirements are not met on or before the Registration Deadline, Granges will continue to use its best efforts to cause the Registration Requirements to be met unless all of the Special Warrants have been retracted and canceled pursuant to the terms of the Underwriting Agreement.

          Granges will cause the Registration Statement to remain effective until the date which is three (3) years after the latest date upon which the Granges Shares are acquired by holders of Debentures (or such earlier time when all of the Granges Shares have been sold under the Registration Statement); provided, however, that Granges may, upon notice to the selling security holders, temporarily suspend sales under the Registration Statement during any reasonable period in which its board of directors determines, in good faith, that because of material corporate changes, it would not be feasible to maintain a
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current prospectus during such period; provided further, that in such event,
Granges will, at the earliest possible time thereafter, take all necessary steps to update the prospectus disclosure and notify the selling security holders that sales under the Registration Statement may resume.

          Atlas agrees to pay Granges the reasonable expenses of Granges in connection with preparing, filing and keeping effective the Registration Statement and otherwise in connection with the Offering.

          Atlas and Granges will agree on an acceptable form of indemnity by Atlas in favor of Granges in connection with the Registration Statement and the Offering.

Dated this 10th day of November, 1995

ATLAS CORPORATION               GRANGES INC.


By:   /s/ GERALD E. DAVIS       By:  /s/ A.J. ALI
     ----------------------         ----------------------------
     Gerald E. Davis                A. J. Ali
     President                      VP Finance


                                By:  /s/ JANIS D. BUSSE
                                    ----------------------------
                                    Janis D. Busse
                                    General Counsel & Corporate Secretary